Exhibit 99.1

FCStone Group, Inc. Announces Third Quarter Results

KANSAS CITY, Mo., July 9, 2009 — FCStone Group, Inc. (Nasdaq:FCSX), a commodity risk management firm, today announced financial results for its fiscal 2009 third quarter ended May 31, 2009.

Third Quarter Results

Revenues were $57.5 million in the three months ended May 31, 2009, compared to $83.6 million in the prior year quarter. Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $41.6 million in the three months ended May 31, 2009, compared to $83.4 million in the prior year quarter. The Company recorded a net loss from continuing operations for the third quarter of $8.1 million, or $0.29 per diluted share, including several items noted below, compared to net income from continuing operations of $8.4 million, or $0.29 per diluted share, in the prior year quarter.

Results for the third quarter of 2009 were negatively impacted by the following:

•

A final bad debt provision of $3.5 million, net of tax, or $0.13 per diluted share, related to the previously-reported energy trading customer account which had experienced significant losses. As announced on March 12, 2009, substantially all of the positions and remaining obligations related to the account were subsequently transferred to a third party.

•

Higher professional fees and expenses of $1.3 million, net of tax, or $0.05 per diluted share, related to the disposition of the energy trading account and the review of equity alternatives for the Company.

•	Severance charges of $1.3 million, net of tax, or $0.05 per diluted share, related to a separation agreement with a former executive officer.

•

A $2.4 million loss, net of tax, or $0.09 per diluted share, from our minority investment in grain merchandiser FGDI, LLC. This loss resulted from the settlement by FGDI, LLC of a contractual dispute through litigation in June 2009. As a minority investor, we do not have operational control of FGDI and we did not have any direct involvement in the disputed commodity contracts or the settlement proceedings. This settlement eliminates any further potential exposure to these commodity contracts. We are currently exploring a possible sale of our remaining 25% investment in FGDI, LLC, and have signed a non-binding letter of intent to sell the investment to the majority owner.

Excluding the items noted above, net income for the third quarter of 2009 would have been $0.5 million, net of tax, or $0.02 per diluted share.

“FCStone has refocused its core business on its traditional strength in commodity risk management consulting, and despite the issues impacting our fiscal third quarter results we continue to see solid performance and opportunities in that business,” said Pete Anderson, President and Chief Executive Officer of FCStone. “While the market challenges affecting credit availability and interest rates will persist near term, we are seeing initial signs of recovery in the energy and agriculture markets. We are actively taking the necessary steps to position FCStone for profitable growth as markets begin to recover, including our recently announced merger of equals with International Assets Holding Corporation.”

The following table presents results on a total and per share basis.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Non-GAAP Revenues, net of cost of commodities sold (1) (2)	$41,649	$83,384	$180,566	$248,230
Income (loss) from continuing operations before income tax (benefit) expense (1) (2) (3)	$(11,726)	$13,221	$(103,269)	$62,791
Net income (loss) from continuing operations (4) (5) (6)	$(8,076)	$8,371	$(61,136)	$39,291
Loss from discontinued operations, net of tax	$—	$(364)	$(131)	$(6,083)
Net income (loss) (4) (5) (6)	$(8,076)	$8,007	$(61,267)	$33,208
Diluted weighted average shares outstanding	27,930	29,059	27,922	28,968
Diluted earnings (loss) per share, continuing operations (4) (5) (6)	$(0.29)	$0.29	$(2.19)	$1.36
Diluted loss per share, discontinued operations	$—	$(0.01)	$—	$(0.21)
Diluted earnings (loss) per share (4) (5) (6)	$(0.29)	$0.28	$(2.19)	$1.15

(1)	Amounts for the nine months ended May 31, 2009 include a $6.5 million gain on the sale of excess exchange stock and trading rights. Amounts for the nine months ended May 31, 2008 include a $3.2 million gain on the sale of excess exchange stock and trading rights.
(2)	Amounts for the three months ended May 31, 2008 include pre-tax losses of $5.0 million related to interest rate derivative contracts.
(3)	Amounts for the three and nine months ended May 31, 2009 include bad debt provisions related to the energy trading customer account, of $5.2 million and $111.5 million, respectively.
(4)	Amounts for the nine months ended May 31, 2009 include the after tax effect of the items noted in (1) above of $3.8 million, or $0.14 per diluted share. Amounts for the nine months ended May 31, 2008 include the after tax effect of the items noted in (1) above of $2.0 million, or $0.07 per diluted share.
(5)	Amounts for the three months ended May 31, 2008 include the after tax loss related to the items noted in (2) above of $3.2 million, or $0.11 per diluted share.
(6)	Amounts for the three and nine months ended May 31, 2009 include bad debt provisions related to the energy trading customer account, net of tax, of $3.5 million and $66.0 million, respectively, or $0.13 and $2.36 per diluted share, respectively.

The third quarter revenues reflect continued challenges in the markets we serve, including reduced credit capacity, fewer market participants, and low short-term interest rates as compared to the year ago period. During the third quarter, we experienced significantly lower exchange-traded and OTC contract trading volumes, primarily from customers within the agricultural, financial and energy markets. Interest income has decreased significantly from period to period as a result of the decline in short-term interest rates to historically low levels, and decreased interest-earning customer segregated assets and OTC deposits, as compared to the same period a year ago.

While open positions remain significantly below prior year levels, third quarter exchange-traded volumes in our core Commodity and Risk Management Services segment increased 13.8% over the second quarter of 2009 and we have seen a significant increase in revenues from our Brazil operations when compared to the second quarter of 2009.

Costs and expenses, excluding cost of commodities sold and items noted above, declined 36.3% compared to the prior year, primarily due to lower revenue-related costs of broker commissions, pit brokerage and clearing fees.

Operating Segments

FCStone’s income (loss) from continuing operations before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
	($ in thousands)
Segment Data:
Income (loss) from continuing operations before minority interest and income tax (benefit) expense:
Commodity and Risk Management Services (1) (4)	$2,287	$15,351	$10,767	$54,278
Clearing and Execution Services (2) (5) (6)	(4,687)	1,260	(97,057)	15,072
Financial Services	160	656	280	1,183
Corporate and Other (3)	(9,762)	(4,096)	(17,890)	(7,792)

	$(12,002)	$13,171	$(103,900)	$62,741

Other Data:
Non-GAAP—EBITDA (1) (2) (3) (4) (5) (6)	$(9,929)	$15,219	$(95,775)	$68,531
Average Customer Segregated Assets (000’s)	$845	$1,596	$1,055	$1,387
Exchange contract trading volume (000’s)	13,734	26,597	51,339	77,065
OTC contract trading volume (000’s)	81	294	440	966

(1)	Amounts for the nine months ended May 31, 2008 include $2.9 million for gains on the sale of excess exchange stock and trading rights.
(2)	Amounts for the nine months ended May 31, 2009 include $4.9 million for gains on the sale of excess exchange stock and trading rights. Amounts for the nine months ended May 31, 2008 include $0.3 million for gains on the sale of excess exchange stock and trading rights.
(3)	Amounts for the nine months ended May 31, 2009 include $1.6 million for gains on the sale of excess exchange stock and trading rights.
(4)	Amounts for the three months ended May 31, 2008 include pre-tax losses of $2.5 million related to interest rate derivative contracts.
(5)	Amounts for the three months ended May 31, 2008 include pre-tax losses of $2.5 million related to interest rate derivative contracts.
(6)	Amounts for the three and nine months ended May 31, 2009 include bad debt provisions related to the energy trading customer account, of $5.2 million and $111.5 million, respectively.

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $21.9 million in the third quarter ended May 31, 2009, compared to $44.4 million in the prior year quarter. The core revenues of this segment, commission and clearing fees and service, consulting and brokerage fees, decreased $21.9 million, or 51.1%, over the prior year third quarter. Interest income for third quarter of 2008 included a $2.5 million loss resulting from the liquidation of interest rate derivative contracts which were entered into to manage a portion of our exposure to short-term interest rates. Net of the impact of the interest rate contracts, interest income declined $2.9 million, primarily due to a significant decline in short-term interest rates and lower customer segregated assets and over the counter deposits. Segment income before minority interest and income taxes for the third quarter 2009 was $2.3 million, compared to $15.4 million in the prior year quarter. Segment income before minority interest and income taxes decreased from the prior year third quarter, primarily due to the decline in interest income and over-the-counter brokerage. The decline in commission and clearing fees was a result of reduced volatility among commodity markets and the continued constraint of credit availability in the financial credit markets of our customers. The decline in over-the-counter brokerage was primarily related to the significant slowdown in the renewable fuels industry and reduced volumes from our Latin American/Brazilian customers from the prior year period.

For the Clearing and Execution Services segment, revenues were $22.0 million in the quarter ended May 31, 2009, compared to $36.5 million in the prior year quarter. Commissions and clearing fee revenue decreased $14.2 million, or 42.4%, from $33.5 million in the third quarter ended May 31, 2008, to $19.3 million in the third quarter ended May 31, 2009. Interest income for third quarter of 2008 included a $2.5 million loss resulting from the liquidation of interest rate derivative contracts. Net of the impact of the interest rate contracts, interest income declined $2.4 million, primarily due to a significant decline in short-term interest rates and lower customer segregated assets. The segment lost $4.7 million in the third quarter, compared to net income of $1.3 million in the prior year quarter. This segment loss was primarily due to the $5.2 million bad debt provision related to the previously-discussed deficit in a third-party energy trading account, related legal and professional fees, as well as the decline in overall industry trading volumes, a lower number of market participants, and lower interest income. Excluding the bad debt provision and related legal and professional expenses, third quarter 2009 segment income was $1.3 million. Exchange-traded volume in this segment declined by 12.6 million contracts primarily as a function of overall market conditions as well as actions taken by management to reduce exposure to larger and longer-tenored third-party clearing accounts.

The Financial Services segment reported revenues, net of cost of commodities sold, of $0.5 million in the third quarter ended May 31, 2009, compared to $2.4 million in the prior year quarter. Segment income was $160 thousand for the third quarter, compared to $656 thousand in the prior year quarter.

The Corporate and Other segment recorded a loss on its equity investment in FGDI of $2.8 million during the three months ended May 31, 2009 primarily related to a loss FGDI incurred settling a contractual dispute through litigation in June 2009 as mentioned above. We did not have any direct involvement in the disputed commodity contracts, nor did we have any participation in the settlement proceedings. In the three months ended May 31, 2009, costs and expenses in the Corporate and Other segment totaled $6.9 million and included $1.4 million of expenses incurred related to Agora-X. In the three months ended May 31, 2008, costs and expenses in the Corporate and Other segment totaled $3.9 million and included $0.4 million of expenses incurred related to Agora-X. Excluding amounts attributable to Agora-X, the increase in costs and expenses result primarily from a $1.5 million increase in legal and professional fees and a $1.9 million increase to employee compensation related to a separation agreement with a former executive officer.

“Our Commodity and Risk Management Services segment performed relatively well during the quarter in light of the current difficult macro-economic environment,” stated Bill Dunaway, Chief Financial Officer. “In addition, the recent renewal of our credit facility solidifies the financing needs of our FCM subsidiary. Our balance sheet is sound, with adequate capital to meet all current regulatory requirements.”

Recent Announcement

On July 2, 2009, FCStone announced it had signed a definitive agreement to merge with International Assets Holding Corporation (Nasdaq: IAAC) (“International Assets”) in a merger of equals transaction that will create a combined entity serving more than 10,000 customers from an employee base of 650 people and offices in eleven countries. After the merger, FCStone will continue to operate under its existing brand, leadership and employee base. The combined company will be called International Assets and will list its common stock on the Nasdaq Global Market and trade under the symbol IAAC. Pending receipt of shareholder and regulatory approvals, the transaction is expected to close in the fourth calendar quarter of 2009.

Conference Call & Web Cast

A conference call will be held today, Thursday, July 9, 2009 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-860-2442 (within the United States), or 412-858-4600 (international callers) and reference the FCStone call approximately ten minutes prior to the start time. A replay of the call will be available approximately one hour after the call has ended and will be available until 9:00 a.m. ET on Friday, July 24, 2009. To access the replay, dial 877-344-7529 (within the United States), or 412-317-0088 (international callers) and enter the conference ID number 429169.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended May 31, 2009, executed more than 73.7 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward-Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold” and “EBITDA”, both of which are non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and is included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Important Additional Information Will Be Filed with the SEC

This communication is being made in respect of the proposed business combination involving International Assets and FCStone. In connection with the proposed transaction, FCStone and International Assets intend to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials and each of International Assets and FCStone plan to file with the SEC other documents regarding the proposed transaction. The final joint proxy statement/prospectus will be mailed to the stockholders of International Assets and FCStone. INVESTORS AND SECURITY HOLDERS OF FCSTONE ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL ASSETS, FCSTONE AND THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by International Assets and FCStone at the SEC’s web site at www.sec.gov. Free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to FCStone at: Investor Relations Department, FCStone Group, Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116; Attention: William Dunaway; Telephone: (816) 410-7129. FCStone’s filings with the SEC are also available on FCStone’s website at www.fcstone.com.

FCStone and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of FCStone in respect of the proposed transaction. Information regarding FCStone’s directors and executive officers is available in its annual report on Form 10-K for the year ended August 31, 2008, filed with the SEC on November 14, 2008 and the proxy statement for FCStone’s 2009 annual meeting of stockholders, filed with the SEC on December 8, 2009. If and to the extent that any of FCStone’s participants will receive any additional benefits in connection with the merger that are unknown as of the date of this filing, the details of those benefits will be described in the definitive joint proxy statement/prospectus relating to the merger. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of FCStone’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.

Investor inquiries:	Media inquiries:
Bill Dunaway,	Brainerd Communicators, Inc.
866-522-7188	Tony Herrling
billd@fcstone.com	212-986-6667

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Revenues:
Commissions and clearing fees	$30,668	$47,714	$109,719	$132,709
Service, consulting and brokerage fees	9,655	28,339	43,284	68,796
Interest	3,519	5,296	21,797	37,535
Other, net	(2,336)	1,632	5,558	8,267

Sales of commodities	15,954	608	19,299	1,958

Total revenues	57,460	83,589	199,657	249,265

Costs and expenses:
Cost of commodities sold	15,811	205	19,091	1,035
Employee compensation and broker commissions	12,662	18,098	41,051	46,542
Pit brokerage and clearing fees	16,517	27,385	65,283	73,562
Introducing broker commissions	4,612	8,818	16,868	24,893
Employee benefits and payroll taxes	1,997	3,882	6,298	9,812
Interest	989	1,394	3,438	4,404
Depreciation and amortization	808	604	2,168	1,336
Provision for bad debts	5,260	1,721	118,161	1,905
Impairment loss on goodwill	—	—	1,888	—
Other expenses	10,806	8,311	29,311	23,035

Total costs and expenses	69,462	70,418	303,557	186,524

Income (loss) from continuing operations before income tax (benefit) expense and minority interest	(12,002)	13,171	(103,900)	62,741
Minority interest	(276)	(50)	(631)	(50)

Income (loss) from continuing operations before income tax (benefit) expense	(11,726)	13,221	(103,269)	62,791
Income tax (benefit) expense	(3,650)	4,850	(42,133)	23,500

Net income (loss) from continuing operations	(8,076)	8,371	(61,136)	39,291
Loss from discontinued operations, net of tax	—	(364)	(131)	(6,083)

Net income (loss)	$(8,076)	$8,007	$(61,267)	$33,208

Basic shares outstanding	27,930	27,894	27,922	27,676
Diluted shares outstanding	27,930	29,059	27,922	28,968

Basic earnings (loss) per share:
Continuing operations	$(0.29)	$0.30	$(2.19)	$1.42
Discontinued operations	—	(0.01)	—	(0.22)

Net income (loss)	$(0.29)	$0.29	$(2.19)	$1.20

Diluted earnings (loss) per share:
Continuing operations	$(0.29)	$0.29	$(2.19)	$1.36
Discontinued operations	—	(0.01)	—	(0.21)

Net income (loss)	$(0.29)	$0.28	$(2.19)	$1.15

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(in thousands, except share amounts)

	May 31, 2009	August 31, 2008
ASSETS
Cash and cash equivalents:
Unrestricted	$15,859	$73,646
Segregated	13,874	8,355
Commodity deposits and receivables:
Commodity exchanges and clearing organizations—customer segregated	831,639	1,306,477
Proprietary commodity accounts, net	254,489	253,998
Receivables from customers, net of allowance for doubtful accounts	21,383	19,603

Total commodity deposits and receivables	1,107,511	1,580,078

Marketable securities, at fair value—customer segregated and other	16,337	241,333
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	50,366	74,966
Open contracts receivable, net	175,544	308,016
Notes receivable and advances	2,322	77,979
Exchange memberships and stock	3,121	11,473
Deferred tax assets	20,065	11,519
Income tax receivable	46,535	—
Equipment, furniture, software and improvements, net of accumulated depreciation	7,876	7,267
Goodwill and intangible assets	7,512	8,334
Other assets	10,198	18,512

Total assets	$1,477,120	$2,421,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Commodity and customer regulated accounts payable	$828,605	$1,486,299
Trade accounts payable and advances	239,206	257,941
Open contracts payable, net	164,252	297,926
Accrued expenses	31,443	51,709
Notes payable and repurchase obligations	—	79,190
Subordinated debt	41,000	16,000

Total liabilities	1,304,506	2,189,065

Minority interest	6,724	4,855

Stockholders’ equity:
Preferred stock, no par value, authorized 20,000,000 at May 31, 2009 and August 31, 2008, respectively, none issued and outstanding at May 31, 2009 and August 31, 2008, respectively	—	—
Common stock, $0.0001 par value, authorized 100,000,000 at May 31, 2009 and 40,000,000 at August 31, 2008, issued and outstanding 27,930,188 and 27,911,127 shares at May 31, 2009 and August 31, 2008, respectively	108,057	108,016
Additional paid-in capital	12,981	10,777
Treasury stock	(2,185)	(2,185)
Accumulated other comprehensive loss	(4,278)	(1,632)
Retained earnings	51,315	112,582

Total stockholders’ equity	165,890	227,558

Commitments and contingencies
Total liabilities and stockholders’ equity	$1,477,120	$2,421,478

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended May 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(61,267)	$33,208
Plus: Loss from discontinued operations	131	6,083

Income (loss) from continuing operations	(61,136)	39,291
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Provision for bad debts	118,161	1,905
Depreciation and amortization	2,168	1,336
Impairment loss on goodwill	1,888	101
Gain on sale of exchange stock and trading rights	(6,450)	(3,162)
Gain on sale of other assets	—	(923)
Stock-based compensation	2,365	1,227
Equity in earnings of affiliates, net of distributions	2,095	(1,770)
Minority interest	(631)	(50)
Deferred income taxes	(6,314)	(3,914)
Excess tax benefit of stock option exercises	(14)	(7,632)
Change in commodity accounts receivable/payable, marketable securities and customer segregated funds, net	(106,788)	(99,861)
Change in open contracts receivable/payable, net	(1,202)	9,031
Decrease in counterparty deposits and trade accounts receivable	22,900	708
Increase in income tax receivable	(46,535)	(7,514)
Decrease (increase) in other assets	1,243	(396)
Increase in trade accounts payable and advances	10,979	696
(Decrease) increase in accrued expenses	(19,597)	8,250

Net cash used in operating activities	(86,868)	(62,677)

Cash flows from investing activities:
Purchase of equipment, furniture, software and improvements	(2,252)	(3,538)
Cash paid in connection with acquisitions of businesses, net of cash acquired	(2,452)	(6,725)
Equity investment	(200)	—
Return of equity investment	892	—
Collections from (issuance of) notes receivable, net	63,058	(20,683)
Proceeds from the sale of exchange stock and trading rights	9,957	4,180
Purchase of exchange membership	(46)	—
Proceeds from the sale of other intangibles	—	1,958
Purchase of other intangibles	—	(1,049)

Net cash provided by (used in) investing activities	68,957	(25,857)

Cash flows from financing activities:
(Payments on) proceeds from notes payable, net	(65,349)	37,569
Proceeds from issuance of subsidiary stock, net of costs	2,325	4,583
Proceeds from exercises of stock options	41	3,651
Excess tax benefit of stock option exercises	14	7,632
Treasury stock acquired	—	(11)
Proceeds from subordinated debt	25,500	15,000
Payments on subordinated debt	(500)	(15,000)

Net cash (used in) provided by financing activities	(37,969)	53.424

Cash flows used for discontinued operations:
Net cash (used in) provided by operating activities	(422)	3,085
Net cash used in investing activities	(1,485)	(1,711)

Net cash (used in) provided by discontinued operations	(1,907)	1,374

Net decrease in cash and cash equivalents – unrestricted	(57,787)	(33,736)
Cash and cash equivalents – unrestricted – beginning of period	73,646	90,053

Cash and cash equivalents – unrestricted – end of period	$15,859	$56,317

Supplemental disclosures of cash flow information:
Interest paid	$2,489	$4,437
Income taxes paid	$10,517	$20,457

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended		Nine Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
	($ in thousands)
Revenues:
Commissions and clearing fees	$30,668	$47,714	$109,719	$132,709
Service, consulting and brokerage fees	9,655	28,339	43,284	68,796
Interest	3,519	5,296	21,797	37,535
Other	(2,336)	1,632	5,558	8,267
Sales of commodities	15,954	608	19,299	1,958

Total revenues	57,460	83,589	199,657	249,265
Less: Cost of commodities sold	15,811	205	19,091	1,035

Revenues, net of cost of commodities sold	$41,649	$83,384	$180,566	$248,230

The following table reconciles EBITDA with our net income.

	Three Months Ended		Nine Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
	($ in thousands)
Net income (loss):	$(8,076)	$8,007	$(61,267)	$33,208
Plus: interest expense	989	1,394	3,438	4,404
Plus: depreciation and amortization	808	604	2,168	1,336
Plus (less): income tax expense (benefit)	(3,650)	4,850	(42,133)	23,500
Plus: impairment loss on goodwill	—	—	1,888	—
Plus: loss on discontinued operations, net of tax	—	364	131	6,083

EBITDA	$(9,929)	$15,219	$(95,775)	$68,531

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
	($ in thousands)
Sales of commodities	$3,752	$608	$7,097	$1,958
Cost of commodities sold	3,629	205	6,909	1,035

Gross profit on commodities sold	123	403	188	923
Commissions and clearing fees	11,251	14,350	36,311	40,212
Service, consulting and brokerage fees	9,660	28,445	43,375	69,107
Interest (1)	764	1,140	4,933	14,788
Other revenues (2)	67	24	398	3,103

Revenues, net of cost of commodities sold	21,865	44,362	85,205	128,133
Other costs and expenses:
Expenses (excluding provision for bad debts and interest expense)	19,339	28,014	67,579	72,526
Provision for bad debts	3	721	6,068	996
Interest expense	236	276	791	333

Total costs and expenses (excluding cost of commodities sold)	19,578	29,011	74,438	73,855

Segment income before minority interest and income taxes (1) (2)	$2,287	$15,351	$10,767	$54,278

Exchange contract trading volume (000’s)	674	898	2,070	2,453
OTC Contract volume (000’s)	81	294	440	966

(1)	Amounts for the three months ended May 31, 2008 included pre-tax losses of $2.5 million related to interest rate derivative contracts.
(2)	Amounts for the nine months ended May 31, 2008 include $2.9 million for gains on the sale of excess exchange stock and trading rights.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	19,323	33,527	73,854	93,179
Service, consulting and brokerage fees	—	—	—	—
Interest (1)	2,627	2,515	14,960	16,849
Other revenues (2)	19	425	5,067	425

Revenues, net of cost of commodities sold	21,969	36,467	93,881	110,453
Other costs and expenses:
Expenses (excluding provision for bad debts and interest expense) (2)	20,692	34,193	77,491	94,426
Provision for bad debts (3)	5,258	1,000	111,809	900
Interest expense	706	14	1,638	55

Total costs and expenses (excluding cost of commodities sold)	26,656	35,207	190,938	95,381

Segment income (loss) before minority interest and income taxes (1) (2) (3)	$(4,687)	$1,260	$(97,057)	$15,072

Exchange contract trading volume (000’s)	13,060	25,699	49,269	74,612

(1)	Amounts for the three months ended May 31, 2008 included pre-tax losses of $2.5 million related to interest rate derivative contracts.
(2)	Amounts for the nine months ended May 31, 2009 include $4.9 million for gains on the sale of excess exchange stock and trading rights. Amounts for the nine months ended May 31, 2008 include $0.3 million for gains on the sale of excess exchange stock and trading rights.
(3)	Amounts for the three and nine months ended May 31, 2009 include bad debt provisions related to the energy trading customer account, of $5.2 million and $111.5 million, respectively.

Financial Services Segment:

The following table provides the financial performance of this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
	($ in thousands)
Sales of commodities	$12,202	$—	$12,202	$—
Cost of commodities sold	12,182	—	12,182	—

Gross profit on commodities sold	20	—	20	—
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	117	1,569	1,832	5,469
Other revenues	343	806	520	2,372

Revenues, net of cost of commodities sold	480	2,375	2,372	7,841
Other costs and expenses:
Expenses (excluding interest expense)	269	596	1,056	2,500
Interest expense	51	1,123	1,036	4,158

Total costs and expenses (excluding cost of commodities sold)	320	1,719	2,092	6,658

Segment income before minority interest and income taxes	$160	$656	$280	$1,183

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